EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-effective Amendment No. 2 to the Registration Statement of Global ePoint, Inc. (the “Company”) on Form S-3 of our report dated March 26, 2004, except for the second paragraph of Note 14 as to which the date is April 5, 2004, appearing and incorporated by reference in the Company’s Annual Report on Form 10-KSB/A for the year ended December 31, 2003 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ HASKELL & WHITE LLP

Irvine, California

February 11, 2005